    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1998

                                          REGISTRATION NO. 33-
                                                              ------------------

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C. 20549

                          ---------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                          ---------------------

                         CBR BREWING COMPANY, INC.
--------------------------------------------------------------------------------
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           FLORIDA                                65-0145422
---------------------------------          ------------------------
  (STATE OR OTHER JURISDICTION          (I.R.S. EMPLOYEE I.D. NUMBER)
OF INCORPORATION OR ORGANIZATION)


                    433 NORTH CAMDEN DRIVE, SUITE 600
                     BEVERLY HILLS, CALIFORNIA 90210
      -------------------------------------------------------------
       (Address of Principal Executive Office, including Zip Code)

                          1998 STOCK OPTION PLAN
                   -------------------------------------
                       (Full title of the agreement)

                             (310) 274-5172
                   -------------------------------------
      (Telephone number, including area code, of agent for service)

                                COPIES TO:
                         DAVID L. FICKSMAN, ESQ.
                             LOEB & LOEB LLP
                   1000 WILSHIRE BOULEVARD, SUITE 1800
                      LOS ANGELES, CALIFORNIA  90017
                              (213) 688-3698


                     CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM             PROPOSED MAXIMUM               AMOUNT OF
  TITLE OF SECURITIES         AMOUNT TO BE            OFFERING PRICE             AGGREGATE OFFERING            REGISTRATION
   TO BE REGISTERED          REGISTERED(1)              PER UNIT(2)                    PRICE                        FEE
-----------------------------------------------------------------------------------------------------------------------------
     COMMON STOCK               800,000                    $6.00                     $4,800,000                   $1,416
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1)  DETERMINED PURSUANT TO RULE 457(h).

(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULES 457(h), BASED ON THE AVERAGE OF THE BID AND ASKED PRICE AS OF APRIL 23, 1998.

                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of CBR Brewing Company, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated into this Registration Statement by reference:

          The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, each having a par value $.0001 per share. Common Stock may be issued in two classes, denominated as Class A Common Stock and Class B Common Stock. Class A Common Stock consists of 90,000,000 shares and Class B Common Stock consists of 10,000,000 shares. The holders of Class B Common Stock vote as a class with the holders of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to two votes per share on any matter submitted to the holders of Common Stock. Voting rights are not cumulative, and, therefore the holders of more than 50% of the voting power of the Common Stock of the Company could, if they choose to do so, elect all of the directors.

          Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after payment of liabilities and distribution to the holders of any preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares.

          Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          No such interests.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As authorized by Section 607.014 of the Florida General Corporation Act, the Company may indemnify its officers and directors against liability incurred in connection with a proceeding (other than an action by or in the right of, the Company) if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company may indemnify any officer or director in a proceeding by or in the right of the Company against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable unless, and only to the extent that, a court shall determine that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deemed proper.

          Under Florida law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self insurance programs, guarantees and insurance policies.

          Article XI of the Articles of Incorporation of the Company provides that the Company shall indemnify any present or former director to the fullest extent permitted by law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

          The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

          4.1  1998 Stock Option Plan

          5.1  Opinion of Loeb & Loeb LLP (including consent)

          23.1 Consent of Deloitte Touche Tohmatsu

          23.2 Consent of Ernst & Young

ITEM 9.   UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (a) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on April 24, 1998.

                                          CBR BREWING COMPANY, INC.


                                          By: /s/ Zi-shou Chen
                                             ------------------------------
                                             Zi-shou Chen
                                             President

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

CBR BREWING COMPANY, INC.
(Registrant)



By: /s/ Zi-shou Chen                                              April 24, 1998
   -----------------------------------------
    Zi-shou Chen
    President and Director



By: /s/ John Zhao Li                                              April 24, 1998
   -----------------------------------------
    John Zhao Li
    Vice President and Director




By: /s/ Gary C. K. Lui                                            April 24, 1998
   -----------------------------------------
    Gary C. K. Lui
    Chief Financial Officer

By: /s/ Lee-tak Wong                                              April 24, 1998
   -----------------------------------------
    Lee-tak Wong
    Director



By: /s/ Jin-qiang Zhang                                           April 24, 1998
   -----------------------------------------
    Jin-qiang Zhang
    Director



By: /s/ Guang-wei Liang                                           April 24, 1998
   -----------------------------------------
    Guang-wei Liang
    Director



By: /s/ Deng-chen Yin                                             April 24, 1998
   -----------------------------------------
    Deng-Chen Yin
    Director

                                    EXHIBIT INDEX


  Exhibit No.            Description
  -----------            -----------
     4.1                 1998 Stock Option Plan

     5.1                 Opinion of Loeb & Loeb LLP (including consent)

     23.1                Consent of Deloitte Touche Tohmatsu

     23.2                Consent of Ernst & Young
